Exhibit 10.15

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement dated as of July 1, 2016 (the "Third Amendment"), is made between HAN FENG, INC., a North Carolina corporation having its principal place of business at 6001 West Market Street, Greensboro, North Carolina 27409 (the "Borrower"), and EAST WEST BANK, 535 Madison Avenue, 8th Floor, New York, New York 10022 (referred to herein as the "Bank").

Recitals

Whereas, the Borrower, New Sun Wah Trading Corporation, a corporation originally formed in the State of South Carolina ("New Sun Wah"), and the Bank entered into a credit agreement as of January 5, 2012, providing for a credit facility from the Bank to the Borrower and New Sun Wah in the maximum principal amount of Ten Million ($10,000,000) Dollars,

Whereas, the Borrower is the successor in interest to New Sun Wah by merger of New Sun Wah into the Borrower as of March 26, 2012 pursuant to Articles of Merger filed with the Secretary of State of the State of North Carolina as of such date, the Borrower being the surviving entity after such merger and New Sun Wah being a division of the Borrower,

Whereas, the Borrower and the Bank increased the maximum principal amount of the credit facility to Twelve Million ($12,000,000) Dollars, and amended certain other terms and conditions of such credit facility, pursuant to an amendment to credit agreement between the Borrower and the Bank dated as of May 21, 2013 (the "First Amendment"),

Whereas, the Borrower and the Bank revised the interest rate applicable to such credit facility, and amended certain other terms and conditions of the credit facility, pursuant to a second amendment to credit agreement between the Borrower and the Bank dated as of December 20, 2013 (the "Second Amendment")

Whereas, the Borrower and the Bank wish to further amend such credit agreement, as amended by the First Amendment and the Second Amendment (the "Credit Agreement"), to, among other things, (i) increase the maximum principal amount of the credit facility to Fourteen Million Five Hundred Thousand ($14,500,000) Dollars, (ii) extend the maturity date of the credit facility, (iii) revise the rate of interest on the loans made thereunder, and (iv) revise certain covenants and definitions of the Credit Agreement, all as set forth herein,

Terms and Conditions

1.

The Credit Agreement is hereby amended by the terms and conditions set forth in this Third Amendment effective as of the date hereof, and in the event of any conflict the terms of this Third Amendment shall govern.

2.	Section 1.02 of the Credit Agreement is hereby amended by adding the following sentence to the end of Section 1.02(a): "Upon the signing of the Third Amendment, the Note signed and delivered with the Credit Agreement shall be replaced with a promissory note substantially in the form attached to the Third Amendment as Exhibit A, which replacement note shall operate thereafter as the Note."

3.	Section 2.01(a) of the Credit Agreement is hereby amended to read in full as follows: 2.01 Interest Rate and Payment Dates

(a)     Prior to Maturity. Except as otherwise provided in Section 2.01(b), prior to maturity, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to the Prime Rate in effect from time to time, less 0.15%, but in no event less than 3.25% per annum.

4.	The following paragraph is hereby added as Section 2.01(e) of the Credit Agreement, to read in full as follows:

(e)     Late Charges. If a payment is more than 10 days late, Borrower will be charged 6.0% of the unpaid portion of the payment as a late charge.

Section 2.02 of the Credit Agreement is hereby amended by adding the following sentence: "An additional facility fee in the sum of Fourteen Thousand ($14,000) Dollars shall be paid to the Bank by the Borrower upon the signing of the Third Amendment."

  6.    Section 6.08 (b) is hereby replaced by the following:

(b)     Accounts Receivable ofAffiliates.

The Borrower shall not permit the amount of the accounts receivable of its Affiliates and Han Feng Global, Inc. (which is not an Affiliate) to exceed, in the aggregate, the following amounts as determined by the Bank on a quarterly basis as of the dates specified:

Dates	Limits of Accounts Receivable
June 30, 2016	$9,500,000
Sept. 30, 2016	$9,500,000
Dec. 31, 2016	$9,250,000
March 31, 2017	$9,250,000
June 30, 2017	$9,000,000
Sept. 30, 2017	$9,000,000
Dec. 31, 2017and after	$8,750,000

7. The following definitions set forth in Annex I of the Credit Agreement are hereby amended to read as follows:

"Agreement": this Credit Agreement, as amended by Amendment to Credit Agreement between the Borrower and the Bank dated as of May 21, 2013 (the "First Amendment"), the Second Amendment to Credit Agreement between the Borrower and the Bank dated as of December 20, 2013 (the "Second Amendmenr), and the Third Amendment to Credit Agreement between the Borrower and the Bank dated as of July 1, 2016 (the "Third Amendment'), as the same may be further amended, supplemented or otherwise modified from time to time.

"Commitment Amount": Fourteen Million Five Hundred Thousand ($14,500,000) Dollars, as such figure may be reduced from time to time pursuant to Section 1.04.

"Eligible Accounts": Accounts Receivable of the Borrower subject to a fully perfected first priority security interest in favor of he Bank pursuant to a Security Agreement and which conform to the representations and warranties contained in the Security Agreements, reduced by the amount of any returns, discounts, claims, credits and allowances of any nature and less reserves for other matters affecting the creditworthiness of account debtors owing the accounts receivable, but specifically excluding the following:

(1)     bill and hold (deferred shipment) transactions,

(2)     all Accounts Receivable which have not been paid in full within 90 days after the invoice date thereof

(3)     all Accounts Receivable due from (i) any Affiliate of the Borrower, (ii) from an account debtor which is the subject of any reorganization, bankruptcy, receivership, custodianship, insolvency or other analogous condition or (ii) from any Person who is, or is an Affiliate of a Family Member,

(4)     all Accounts Receivable subject to a purchase money security interest or other lien in favor of any person, such as floor-plan arrangements,

(5)     Accounts Receivable from any government (federal, state, local or foreign) or any agency, bureau or department thereof excluding Canadian accounts or accounts that are subject to credit insurance payable to the Bank issued by an insurer acceptable to the Bank and on terms and in amounts acceptable to the Bank,

(6)     contra accounts,

(7)     Accounts Receivable subject to any dispute, setoff, counterclaim or other claim or defense on the part of the account debtor denying liability under such Accounts Receivable in whole or in part,

(8)     Accounts Receivable not payable in U.S. Dollars or which are not evidenced by an invoice or which are evidenced by an instrument or chattel paper,

(9)     Accounts Receivable due from a customer 25% or more of whose Accounts Receivable (by dollar amount) due to Borrower are outstanding 90 days or more after the invoice date thereof

(10)     Accounts receivable which are due from an account debtor with no regular place of business in the United States (unless such Accounts Receivable are secured by clean letters of credit in favor of the Borrower and in which the Bank has a fully perfected first priority security interest, are secured by letters of credit in favor of the Bank or which are assigned to the Bank or are covered by export insurance (provided that in each of the foregoing situations the letter of credit or export insurance policy, as applicable, is (x) in form and substance acceptable to the Bank and (y) issued by a bank or insurance company, as applicable, doing business in the United States and acceptable to the Bank),

(11)     Accounts Receivable due from an account debtor to the extent the aggregate outstanding amount of Accounts Receivable due from such account debtor and its Affiliates exceeds 25% of the aggregate amount of all Accounts Receivable due to the Borrower (but only to the extent of such excess), and

(12)     any Accounts Receivable due from Han Feng Global, Inc. in excess of Seven Hundred Fifty Thousand ($750,000) Dollars.

"Han Feng Global, Inc.": a Delaware corporation that is qualified to do business in the State of Georgia under the trade name "NSG Trading" and which is not an Affiliate.

"Maturity Date": May 31, 2018, or such earlier date on which all outstanding Loans shall become due and payable, whether by acceleration or otherwise.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Credit Agreement as of the day and year first written above.

HAN FENG, INC. /s/ Zhou Min Ni Name: Zhou Min Ni Title: Chief Executive Officer EAST WEST BANK By: /s/ Terry Mang Name: Terry Mang Title: Vice President